Contact: L3 Technologies, Inc.
Corporate Communications	For Immediate Release
212-697-1111

L3 Announces Fourth Quarter and Full Year 2018 Results

•	4Q Book-to-bill ratio of 1.06x on funded orders of $3.0 billion; 2018 book-to-bill ratio of 1.13x on funded orders of $11.6 billion

•	4Q Sales increased 8% to $2.8 billion; 2018 sales increased 7% to $10.2 billion

•	4Q Diluted earnings per share (EPS) from continuing operations of $2.83; 2018 diluted EPS from continuing operations of $10.05

•	4Q Adjusted diluted EPS from continuing operations(1) of $3.10; 2018 Adjusted diluted EPS from continuing operations of $10.75

•	4Q Cash from continuing operations of $700 million; 2018 cash from continuing operations of $1,042 million

•	4Q Free cash flow of $664 million; 2018 free cash flow of $935 million

•	Initial 2019 financial guidance provided

NEW YORK, January 29, 2019 - L3 Technologies, Inc. (NYSE: LLL) today reported diluted earnings per share (EPS) from continuing operations of $2.83 and adjusted diluted EPS from continuing operations of $3.10 for the quarter ended December 31, 2018 (2018 fourth quarter). Adjusted diluted EPS excludes merger and acquisition related expenses of $0.24 per diluted share and adjustments to divestiture gains of $0.03 per diluted share. Diluted EPS from continuing operations for the quarter ended December 31, 2017 (2017 fourth quarter) was $3.34. The 2017 fourth quarter results included an estimated tax benefit of $79 million, or $0.99 per diluted share, related to the enactment of the U.S. Tax Cuts and Jobs Act (U.S. Tax Reform) in December 2017. Net sales of $2,771 million for the 2018 fourth quarter increased by 8% compared to the 2017 fourth quarter.

“We performed well in the fourth quarter, ending 2018 with growth in sales, operating income, adjusted EPS, free cash flow, orders and a book-to-bill ratio of 1.13,” said Christopher E. Kubasik, L3’s Chairman, Chief Executive Officer and President. “Segment operating margin was 10.8%, flat compared to 2017, which was lower than expected primarily due to performance in our traveling wave tube businesses, as well as some sales mix changes. However, we remain on track for 12 percent operating margin in 2019 as we advance our L365 continuous improvement and productivity initiatives. On the pending merger with Harris Corporation, we expect to complete the merger mid-year 2019 and would like to thank our employees for staying focused on our customers while we move forward with our integration activities.”

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(1) Adjusted diluted EPS from continuing operations is not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and represents diluted EPS from continuing operations excluding debt retirement charges, merger and acquisition related expenses, and divestiture gains (Crestview & TCS businesses). The company believes that debt retirement charges, merger and acquisition related expenses, and divestiture gains affect the comparability of the results of operations and that disclosing diluted EPS from continuing operations excluding these items is useful to investors as it allows investors to more easily compare 2018 results to 2017 results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

L3 Announces Results for the 2018 Fourth Quarter	Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data and presents the adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (commonly known as ASC 606), effective January 1, 2018, using the modified retrospective transition method. In accordance with the modified retrospective transition method, the 2018 fourth quarter and the year ended December 31, 2018 are presented under ASC 606, while the 2017 fourth quarter and the year ended December 31, 2017 are presented under ASC 605, Revenue Recognition, the accounting standard in effect for periods ending prior to January 1, 2018. The cumulative effect of the change in accounting for periods prior to January 1, 2018 was recognized through retained earnings at the date of adoption.

	Fourth Quarter Ended				Year Ended Dec. 31,
(in millions, except per share data)	2018(a)	2017	Increase/ (decrease)		2018(a)	2017	Increase/ (decrease)
Net sales	$2,771	$2,574	8%		$10,244	$9,573	7%
Operating income	$276	$268	3%		$1,120	$1,031	9%
Less: Gain (loss) on sale of the Crestview & TCS businesses	2	$—	nm		(42)	$—	nm
Plus: Merger and acquisition related expenses	23	$—	nm		28	$—	nm
Segment operating income	$301	$268	12%		$1,106	$1,031	7%
Segment operating margin	10.9%	10.4%	50	bpts	10.8%	10.8%	—	bpts
Interest expense and other	$(31)	$(42)	(26)%		$(127)	$(160)	(21)%
Debt retirement charges	$—	$—	nm		$(69)	$—	nm
Effective income tax rate(b)	5.3%	(19.9)%	nm		11.1%	11.7%	nm
Net income from continuing operations attributable to L3	$226	$267	(15)%		$800	$753	6%
Adjusted net income from continuing operations attributable to L3	$247	$267	(7)%		$856	$753	14%
Diluted earnings per share from continuing operations	$2.83	$3.34	(15)%		$10.05	$9.46	6%
Adjusted diluted earnings per share from continuing operations	$3.10	$3.34	(7)%		$10.75	$9.46	14%
Diluted weighted average common shares outstanding	79.7	79.9	—%		79.6	79.6	—%

Net cash provided from operating activities from continuing operations	$700	$405	73%		$1,042	$985	6%
Less: Capital expenditures	(65)	(73)	(11)%		(232)	(224)	4%
Plus: Disposition of property, plant and equipment	1	7	nm		3	74	nm
Tax and transaction payments related to divestitures	2	7	nm		96	27	256%
Merger and acquisition related payments	26	—	nm		26	—	nm
Free cash flow(c)(d)	$664	$346	92%		$935	$862	8%

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(a)    The adoption of ASC 606 resulted in net decreases to sales and operating income of approximately $38 million and $10 million, respectively, for the 2018 fourth quarter and resulted in net increases to sales and operating income of approximately $107 million and $26 million, respectively, for the year ended December 31, 2018. Under ASC 606, sales from certain contracts previously accounted for under the units-of-delivery method are recognized earlier in the performance period as costs are incurred as opposed to when the units are delivered under ASC 605.

(b)    The effective income tax rate corresponding to adjusted diluted EPS was 6.3% for the 2018 fourth quarter and 10.4% for the year ended December 31, 2018.

(c)         Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus tax and transaction payments related to divestitures (Vertex, Crestview & TCS businesses) and merger and acquisition related payments. The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions. The company also uses free cash flow as a performance measure in evaluating management.

(d)    Excludes free cash flow from discontinued operations.

    nm = not meaningful

L3 Announces Results for the 2018 Fourth Quarter	Page 3

Fourth Quarter Results of Operations: For the 2018 fourth quarter, consolidated net sales of $2,771 million increased $197 million, or 8%, compared to the 2017 fourth quarter. Organic sales(2) increased by $182 million, or 7%, to $2,731 million for the 2018 fourth quarter. Organic sales exclude $40 million of sales increases related to business acquisitions and $25 million of sales declines related to business divestitures. For the 2018 fourth quarter, organic sales to the U.S. Government increased $145 million, or 8%, to $1,935 million, and organic sales to international and commercial customers increased $37 million, or 5%, to $796 million.

Segment operating income for the 2018 fourth quarter increased by $33 million, or 12%, compared to the 2017 fourth quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 50 basis points to 10.9% for the 2018 fourth quarter from 10.4% for the 2017 fourth quarter. Favorable contract performance at Intelligence, Surveillance and Reconnaissance Systems (ISRS) and Electronic Systems and lower severance and restructuring costs, primarily at Communications and Networked Systems (C&NS) were partially offset by lower manufacturing yields, inventory provisions and unfavorable contract performance for the Traveling Wave Tube (TWT) business in C&NS.

See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the 2018 fourth quarter was a provision of 5.3%, compared to a benefit of 19.9% for the 2017 fourth quarter. The increase was driven by lower tax benefits in the 2018 fourth quarter from U.S. Tax Reform partially offset by the reversal of previously accrued amounts related to various U.S. Federal, foreign and state tax matters.

Full Year Results of Operations: For the year ended December 31, 2018, consolidated net sales of $10,244 million increased $671 million, or 7%, compared to the year ended December 31, 2017. Organic sales increased by $635 million, or 7%, to $10,138 million for the year ended December 31, 2018. Organic sales exclude $106 million of sales increases related to business acquisitions and $70 million of sales declines related to business divestitures. For the year ended December 31, 2018, organic sales to the U.S. Government increased $428 million, or 6%, to $7,072 million, and organic sales to international and commercial customers increased $207 million, or 7%, to $3,066 million.

Segment operating income for the year ended December 31, 2018 increased by $75 million, or 7%, compared to the year ended December 31, 2017. Segment operating margin was 10.8% for the years ended December 31, 2018 and December 31, 2017. Favorable contract performance at Electronic Systems were offset by lower manufacturing yields, inventory provisions and unfavorable contract performance for the TWT business in C&NS and higher research and development costs, primarily at ISRS.

See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the year ended December 31, 2018 decreased to 11.1%, compared to 11.7% for the same period last year due to a lower U.S. federal statutory tax rate, higher tax benefits related to stock-based compensation and the reversal of previously accrued amounts related to various U.S. Federal, foreign and state tax matters.

Diluted EPS from continuing operations was $10.05 and adjusted diluted EPS from continuing operations was $10.75 for the year ended December 31, 2018. Adjusted diluted EPS excludes: (1) debt retirement charges of $0.66 per diluted share, (2) merger and acquisition related expenses of $0.28 per diluted share and (3) a gain of $0.24 per diluted share related to divestitures. Diluted EPS for the year ended December 31, 2017 was $9.46 and included

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(2) Organic sales represent net sales excluding the sales impact of acquisitions and divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2018 Fourth Quarter	Page 4

$0.99 per diluted share of estimated tax benefits related to U.S. Tax Reform. Diluted weighted average common shares outstanding for the year ended December 31, 2018 were substantially unchanged compared to the year ended December 31, 2017.

Orders: Funded orders for the 2018 fourth quarter increased 8% to $2,950 million compared to $2,734 million for the 2017 fourth quarter. Funded orders for the year ended December 31, 2018 increased 16% to $11,581 million compared to $9,996 million for the year ended December 31, 2017. The book-to-bill ratio was 1.06x for the 2018 fourth quarter and 1.13x for the year ended December 31, 2018. Funded backlog increased 14% to $9,704 million at December 31, 2018, compared to $8,493 million at January 1, 2018.

The table below provides funded orders data for the fourth quarter of 2018 and 2017 and for the year ended December 31, 2018 and 2017.

	Fourth Quarter Ended			Year Ended Dec. 31,
($ in millions)	2018	2017	Increase/(decrease)	2018	2017	Increase
ISRS	$1,433	$1,339	7%	$5,121	$4,313	19%
C&NS	764	788	(3)%	3,364	3,096	9%
Electronic Systems	753	607	24%	3,096	2,587	20%
Total	$2,950	$2,734	8%	$11,581	$9,996	16%

Cash Flow: Net cash from operating activities from continuing operations was $1,042 million for the year ended December 31, 2018, an increase of $57 million compared to $985 million for the year ended December 31, 2017. The increase was primarily due to higher operating income partially offset by higher working capital requirements, primarily contract assets and milestone payments for aircraft procurements related to U.S. and foreign government contracts. The company paid dividends of $254 million during the year ended December 31, 2018 compared to $236 million during the year ended December 31, 2017. Repurchases of the company’s common stock were $322 million during the year ended December 31, 2018 compared to $180 million during the year ended December 31, 2017. The Company suspended share repurchases during the third quarter of 2018 in connection with its planned merger of equals with Harris Corporation announced on October 14, 2018. Cash on hand at December 31, 2018 was $1,066 million, an increase of $404 million compared to December 31, 2017.

Reportable Segment Results
The company has three reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, gains or losses on sale of businesses and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Intelligence, Surveillance and Reconnaissance Systems

	Fourth Quarter Ended		Increase		Year Ended Dec. 31,		Increase
($ in millions)	2018	2017			2018	2017
Net sales	$1,220	$1,071	14%		$4,441	$3,995	11%
Operating income	$127	$92	38%		$448	$348	29%
Operating margin	10.4%	8.6%	180	bpts	10.1%	8.7%	140	bpts
Fourth Quarter: ISRS net sales for the 2018 fourth quarter increased by $149 million, or 14%, compared to the 2017 fourth quarter. Organic sales increased by $150 million, or 14%, compared to the 2017 fourth quarter. Organic sales exclude $24 million of sales increases related to business acquisitions and $25 million of sales declines related to business divestitures. Organic sales increased by: (1) $68 million for ISR Systems primarily due to higher

L3 Announces Results for the 2018 Fourth Quarter	Page 5

volume related to procurement and ISR missionization of business jet aircraft systems for a foreign military customer, the High Altitude Observatory (HALO) aircraft for the U.S. Missile Defense Agency (MDA) and higher volume related to special mission aircraft for the U.S. Government, (2) $33 million for Warrior Systems due to increased deliveries of night vision products, primarily to foreign military customers, (3) $31 million due to increased deliveries of airborne turret systems, primarily to foreign militaries, and (4) $18 million primarily for Advanced Programs due to increased task order volume on U.S. Government contracts.
ISRS operating income for the 2018 fourth quarter increased $35 million, or 38%, compared to the 2017 fourth quarter. Operating margin increased by 180 basis points to 10.4%. Operating margin increased by: (1) 140 basis points due to improved contract performance primarily at Airborne Sensor Systems and Space Sensor Systems, (2) 100 basis points due to a $12 million non-cash loss on the sale of a building recorded in the 2017 fourth quarter related to the consolidation of two focal plan array foundries that did not recur, (3) 60 basis points due to lower pension costs and (4) 30 basis points due to lower severance and restructuring costs. These increases were partially offset by: (1) 80 basis points due to higher research and development costs related to imaging and space growth investments, (2) 50 basis points due to sales mix changes primarily at ISR Systems and (3) 20 basis points related to business divestitures.
Full Year: ISRS net sales for the year ended December 31, 2018 increased by $446 million, or 11%, compared to the year ended December 31, 2017. Organic sales increased by $469 million, or 12%, compared to the year ended December 31, 2017. Organic sales exclude $37 million of sales increases related to business acquisitions and $60 million of sales declines related to business divestitures. Organic sales increased by: (1) $222 million for ISR Systems primarily due to the procurement and ISR missionization of business jet aircraft systems for a foreign military customer, the U.S. Air Force (USAF) EC-37B aircraft and the MDA HALO aircraft, and higher volume related to special mission aircraft for the U.S. Government, (2) $111 million for Warrior Systems due to increased deliveries of night vision products, primarily to foreign military customers, (3) $104 million primarily due to increased deliveries of airborne turret systems, primarily to foreign militaries, (4) $38 million for Advanced Programs primarily due to increased task order volume on U.S. Government contracts, (5) $32 million for Space Sensor Systems primarily due to higher volume for optical systems, and space electronics and infrared detection products to the U.S. military and (6) $27 million for Intelligence & Mission Systems primarily due to increased deliveries of electronic warfare countermeasures products primarily to foreign militaries. These increases were partially offset by lower volume related to international aircraft modifications primarily the Australian Defence Force C-27J aircraft.
ISRS operating income for the year ended December 31, 2018 increased by $100 million, or 29%, compared to the year ended December 31, 2017. Operating margin increased by 140 basis points to 10.1%. Operating margin increased by: (1) 120 basis points primarily due to higher volume at Airborne Sensor Systems and Warrior Sensor Systems, (2) 40 basis points due to lower pension costs, (3) 40 basis points due to lower severance and restructuring costs, (4) 30 basis points due to improved contract performance primarily at Space Sensor Systems and (5) 30 basis points due to a $12 million loss on the sale of a building during 2017 fourth quarter related to the consolidation of two focal plane array foundries. These increases were partially offset by 120 basis points primarily due to higher research and development costs related to imaging and space investments growth expenses.

Communications and Networked Systems

	Fourth Quarter Ended		Decrease		Year Ended Dec. 31,		Decrease
($ in millions)	2018	2017			2018	2017
Net sales	$816	$842	(3)%		$3,059	$3,113	(2)%
Operating income	$74	$85	(13)%		$282	$362	(22)%
Operating margin	9.1%	10.1%	(100)	bpts	9.2%	11.6%	(240)	bpts

L3 Announces Results for the 2018 Fourth Quarter	Page 6

Fourth Quarter: C&NS net sales for the 2018 fourth quarter decreased by $26 million, or 3%, compared to the 2017 fourth quarter. Organic sales decreased by $36 million, or 4%, compared to the 2017 fourth quarter. Organic sales exclude $10 million of sales increases related to business acquisitions. The sales decrease was primarily driven by lower deliveries of networked communication products for the Warfighter Information Network-Tactical program and lower production volume for UAV communication systems for the U.S. Department of Defense (DoD) at Broadband Communication Systems.
C&NS operating income for the 2018 fourth quarter decreased by $11 million, or 13%, compared to the 2017 fourth quarter. Operating margin decreased by 100 basis points to 9.1%. Operating margin decreased by: (1) 470 basis points primarily due to lower manufacturing yields and unfavorable contract performance at the recently consolidated traveling wave tube (TWT) businesses in Space & Power Systems, which reduced operating income by $35 million and (2) 120 basis points due to a $10 million inventory charge in the 2018 fourth quarter for the TWT business. These decreases were partially offset by: (1) 220 basis points due to sales mix changes at Broadband Communication Systems and Space & Power Systems, (2) lower severance and restructuring costs of $14 million for the 2018 fourth quarter compared to the 2017 fourth quarter, primarily at Space & Power Systems, which increased operating margin by 170 basis points and (3) 100 basis points due to lower general and administrative expenses.

Full Year: C&NS net sales for the year ended December 31, 2018 decreased by $54 million, or 2%, compared to the year ended December 31, 2017. Organic sales decreased by $81 million, or 3%, compared to the year ended December 31, 2017. Organic sales exclude $27 million of sales increases related to business acquisitions. Organic sales decreased by: (1) $132 million for Broadband Communication Systems primarily due to lower production volume for UAV communication systems for the U.S. DoD and (2) $26 million for Naval Power Systems primarily due to lower volume on the landing craft, air cushion service life extension program. These decreases were partially offset by increased volume for new commercial contracts at Maritime Sensor Systems and higher volume on TWTs for military satellites at Space & Power Systems.

C&NS operating income for the year ended December 31, 2018 decreased by $80 million, or 22%, compared to the year ended December 31, 2017. Operating margin decreased by 240 basis points to 9.2%. Operating margin decreased by 210 basis points primarily due to lower manufacturing yields and unfavorable contract performance primarily at the TWT business in Space & Power Systems, which reduced operating income by $64 million, and 30 basis points primarily due to a $10 million inventory charge in the 2018 fourth quarter for the TWT business.

Electronic Systems

	Fourth Quarter Ended		Increase/ (decrease)		Year Ended Dec. 31,		Increase
($ in millions)	2018	2017			2018	2017
Net sales	$735	$661	11%		$2,744	$2,465	11%
Operating income	$100	$91	10%		$376	$321	17%
Operating margin	13.6%	13.8%	(20)	bpts	13.7%	13.0%	70	bpts

Fourth Quarter: Electronic Systems net sales for the 2018 fourth quarter increased by $74 million, or 11%, compared to the 2017 fourth quarter. Organic sales increased by $68 million, or 10%, compared to the 2017 fourth quarter. Organic sales exclude $6 million of sales increases related to business acquisitions. Organic sales increased by: (1) $37 million primarily for Precision Engagement Systems due to increased deliveries and volume on fuzing and ordnance and guidance systems products primarily to the U.S. Army, (2) $19 million for Link Training & Simulation due to increased deliveries of training systems for the U.S. Army’s Flight School XXI program and higher volume for training systems to the USAF, and (3) $12 million primarily for Commercial Aviation Solutions due to increased deliveries of air traffic collision avoidance systems.

Electronic Systems operating income for the 2018 fourth quarter increased by $9 million, or 10%, compared to the 2017 fourth quarter. Operating margin decreased by 20 basis points to 13.6%. Operating margin decreased by: (1) 190 basis points primarily due to product sales mix changes at Security & Detection Systems and (2) 120 basis

L3 Announces Results for the 2018 Fourth Quarter	Page 7

points due to lower margins from acquisitions. These decreases were partially offset by 290 basis points due to favorable contract performance across all business areas.

Full Year: Electronic Systems net sales for the year ended December 31, 2018 increased by $279 million, or 11%, compared to the year ended December 31, 2017. Organic sales increased by $247 million, or 10%, compared to the year ended December 31, 2017. Organic sales exclude $42 million of sales increases related to business acquisitions and $10 million of sales declines related to business divestitures. Organic sales increased by: (1) $114 million for Precision Engagement Systems due to increased deliveries and volume on fuzing and ordnance and guidance systems products primarily to the U.S. Army, (2) $68 million for Security & Detection Systems due to increased deliveries for airport screening devices primarily to the U.S. Transportation Security Administration (TSA) and higher volume on an industrial automation control contract for a commercial customer, (3) $35 million primarily for Link Training & Simulation due to higher volume for training systems to the USAF, and (4) $30 million for Commercial Aviation Solutions due to increased deliveries of air traffic collision avoidance systems and higher volume for pilot training services.

Electronic Systems operating income for the year ended December 31, 2018 increased by $55 million, or 17%, compared to the year ended December 31, 2017. Operating margin increased by 70 basis points to 13.7%. Operating margin increased by 180 basis points primarily due to favorable contract performance across all business areas. This increase was partially offset by 110 basis points primarily due to product sales mix changes at Security & Detection Systems.
Financial Guidance
Based on information known as of the date of this release, the company has provided its initial consolidated and segment financial guidance for the year ending December 31, 2019, as presented in the tables below. All financial guidance amounts are based on results from continuing operations and are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8. The company undertakes no duty to update its guidance.

Consolidated 2019 Financial Guidance
(in millions, except per share data)

Net sales	$10,750
Operating margin	12.0%
Interest expense and other, net(1)	$125
Effective tax rate	20%
Minority interest expense(2)	$22
Net cash from operating activities from continuing operations	$1,275
Capital expenditures, net of dispositions of property, plant and equipment	(230)
Free cash flow	$1,045
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(1)    Interest expense and other, net is comprised of: (i) interest expense of $155 million and (ii) interest and other income, net, of $30 million.

(2)    Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

L3 Announces Results for the 2018 Fourth Quarter	Page 8

Segment 2019 Financial Guidance
($ in millions)

Net Sales:
ISRS	$4,700 to $4,800
C&NS	$3,125 to $3,225
Electronic Systems	$2,775 to $2,875

Operating Margin:
ISRS	11.1% to 11.3%
C&NS	11.0% to 11.2%
Electronic Systems	14.3% to 14.5%

Guidance for 2019 excludes: (i) potential changes to interpretations of U.S. tax reform, (ii) any potential goodwill impairment charges for which the information is presently unknown, (iii) potential adverse results related to litigation contingencies, (iv) gains and losses related to potential business divestitures, (v) impact of potential acquisitions and (vi) merger, acquisition, integration and restructuring related expenses.

Additional financial information regarding the 2018 fourth quarter results and the 2019 financial guidance is available on the company’s website at www.L3T.com.

Conference Call
In conjunction with this release, L3 will host a conference call today, Tuesday, January 29, 2019, at 2:00 p.m. ET that will be simultaneously broadcast over the Internet. Christopher E. Kubasik, Chairman, Chief Executive Officer and President, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com
Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at the site or by dialing 1-877-344-7529 (for domestic callers) or 1-412-317-0088 (for international callers) and using the Replay Access Code: 10127733 approximately one hour after the call ends. The Conference Replay will be available through Tuesday, February 12, 2019.
With headquarters in New York City and approximately 31,000 employees worldwide, L3 develops advanced defense technologies and commercial solutions in pilot training, aviation security, night vision and EO/IR, weapons, maritime systems and space.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2019 financial guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to

L3 Announces Results for the 2018 Fourth Quarter	Page 9

differ include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give us or Harris the right to terminate the definitive merger agreement between us and Harris; the outcome of any legal proceedings that may be instituted against us, Harris or our respective directors with respect to the merger; the risk that we or Harris may not obtain the required stockholder approvals on the expected schedule or at all; the ability to obtain regulatory approvals and satisfy other closing conditions to the merger in a timely manner or at all, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating our business with Harris business or fully realizing anticipated cost savings and other benefits; business disruptions from the proposed merger that may harm our business or Harris business, including current plans and operations; any announcement relating to the proposed transaction could have adverse effects on our ability or the ability of Harris to retain and hire key personnel or maintain relationships with suppliers and customers, including the U.S. government and other governments, or on our or Harris operating results and businesses generally; the risk that the announcement of the proposed transaction could have adverse effects on the market price of our common stock or Harris common stock and the uncertainty as to the long-term value of the common stock of the combined company following the merger; certain restrictions during the pendency of the merger that may impact our ability or the ability of Harris to pursue certain business opportunities or strategic transactions; the business, economic and political conditions in the markets in which we and Harris operate; our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and the ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2017 and in the quarterly report on Form 10-Q for the quarterly period ended September 28, 2018 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than

L3 Announces Results for the 2018 Fourth Quarter	Page 10

projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This communication is being made in respect of the proposed merger transaction between L3 Technologies, Inc. (“L3”) and Harris Corporation (“Harris”). In connection with the proposed merger, Harris filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 on December 14, 2018 that includes a preliminary Joint Proxy Statement of L3 and Harris and a preliminary Prospectus of Harris, as well as other relevant documents regarding the proposed transaction. The Registration Statement has not yet become effective. A definitive Joint Proxy Statement/Prospectus will be sent to L3 stockholders and Harris stockholders. This communication is not a substitute for the Registration Statement, the Joint Proxy Statement/Prospectus or any other document that either or both of L3 or Harris or any of their respective affiliates may file with the SEC or make available to their respective stockholders. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE VERSIONS THEREOF REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

A free copy of the preliminary Joint Proxy Statement/Prospectus, as well as other filings containing information about L3 and Harris, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from L3 by accessing L3’s website at https://www.l3t.com/ or from Harris by accessing Harris’ website at https://www.harris.com/.

L3 and Harris and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from L3 stockholders and Harris stockholders in respect of the proposed transaction. Information regarding L3’s directors and executive officers is contained in L3’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated March 26, 2018, which are filed with the SEC. Information regarding Harris’ directors and executive officers is contained in Harris’ Annual Report on Form 10-K for the year ended June 29, 2018 and its Proxy Statement on Schedule 14A, dated September 6, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the preliminary Joint Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

# # #
- Financial Tables Follow -

Table A
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, expect per share data)

	Fourth Quarter Ended(a)		Year Ended Dec. 31,(a)
	2018(b)	2017(b)	2018(b)	2017(b)
Net sales	$2,771	$2,574	$10,244	$9,573
Cost of sales	(2,045)	(1,883)	(7,537)	(7,022)
General and administrative expenses	(425)	(423)	(1,601)	(1,520)
Total costs and operating expenses	(2,470)	(2,306)	(9,138)	(8,542)
(Loss) gain on sale of the Crestview & TCS businesses	(2)	—	42	—
Merger and acquisition related expenses	(23)	—	(28)	—
Operating income	276	268	1,120	1,031
Interest expense	(39)	(43)	(164)	(169)
Interest and other income, net	8	1	37	9
Debt retirement charges	—	—	(69)	—
Income from continuing operations before income taxes	245	226	924	871
(Provision) benefit for income taxes	(13)	45	(103)	(102)
Income from continuing operations	232	271	821	769
(Loss) Income from discontinued operations, net of income tax	(1)	22	205	(76)
Net income	231	293	1,026	693
Net income from continuing operations attributable to noncontrolling interests	(6)	(4)	(21)	(16)
Net income attributable to L3	$225	$289	$1,005	$677

Basic earnings (loss) per share attributable to L3’s common shareholders:
Continuing operations	$2.87	$3.42	$10.19	$9.65
Discontinued operations	(0.01)	0.28	2.61	(0.97)
Basic earnings per share	$2.86	$3.70	$12.80	$8.68

Diluted earnings (loss) per share attributable to L3's common shareholders:
Continuing operations	$2.83	$3.34	$10.05	$9.46
Discontinued operations	(0.01)	0.28	2.58	(0.95)
Diluted earnings per share	$2.82	$3.62	$12.63	$8.51

L3’s weighted average common shares outstanding:
Basic	78.8	78.2	78.5	78.0
Diluted	79.7	79.9	79.6	79.6
_______________

(a)
It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b)
The company's statement of operations for the quarter and year ended December 31, 2018 is presented under ASC 606 while the company's statement of operations for the quarter and year ended December 31, 2017 is presented under ASC 605.

Table B
L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2018(a)	2017(a)	2018(a)	2017(a)
Segment operating data
Net sales:
ISRS	$1,220	$1,071	$4,441	$3,995
C&NS	816	842	3,059	3,113
Electronic Systems	735	661	2,744	2,465
Total	$2,771	$2,574	$10,244	$9,573

Operating income:
ISRS	$127	$92	$448	$348
C&NS	74	85	282	362
Electronic Systems	100	91	376	321
Segment operating income	$301	$268	$1,106	$1,031

Operating margin:
ISRS	10.4%	8.6%	10.1%	8.7%
C&NS	9.1%	10.1%	9.2%	11.6%
Electronic Systems	13.6%	13.8%	13.7%	13.0%
Total	10.9%	10.4%	10.8%	10.8%

Depreciation and amortization:
ISRS	$28	$24	$92	$87
C&NS	21	17	69	66
Electronic Systems	22	23	80	72
Total	$71	$64	$241	$225

Funded order data
ISRS	$1,433	$1,339	$5,121	$4,313
C&NS	764	788	3,364	3,096
Electronic Systems	753	607	3,096	2,587
Total	$2,950	$2,734	$11,581	$9,996

			December 31,	January 1,
			2018	2018(b)
Backlog
Funded			$9,704	$8,493
_______________

(a)
The company's statement of operations for the quarter and year-to-date ended December 31, 2018 is presented under ASC 606 while the company's statement of operations for the quarter and year-to-date ended December 31, 2017 is presented under ASC 605.

(b)	Funded backlog at January 1, 2018 is adjusted for the effects on sales related to the adoption of ASC 606.

Table C
L3 TECHNOLOGIES, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	December 31, 2018(a)	December 31, 2017(a)
ASSETS

Cash and cash equivalents	$1,066	$662
Billed receivables, net	919	723
Contract assets	1,593	—
Contracts in process	—	1,933
Inventories	879	389
Prepaid expenses and other current assets	374	300
Assets held for sale	—	135
Assets of discontinued operations	—	306
Total current assets	4,831	4,448
Property, plant and equipment, net	1,169	1,110
Goodwill	6,805	6,615
Identifiable intangible assets	398	292
Other assets	346	264
Total assets	$13,549	$12,729

LIABILITIES AND EQUITY

Accounts payable, trade	$699	$531
Accrued employment costs	481	493
Accrued expenses	257	217
Contract liabilities	684	—
Advance payments and billings in excess of costs incurred	—	509
Income taxes payable	40	19
Other current liabilities	285	367
Liabilities held for sale	—	17
Liabilities of discontinued operations	—	226
Total current liabilities	2,446	2,379
Pension and postretirement benefits	1,230	1,313
Deferred income taxes	193	158
Other liabilities	455	398
Long-term debt	3,321	3,330
Total liabilities	7,645	7,578
Shareholders’ equity	5,836	5,083
Noncontrolling interests	68	68
Total equity	5,904	5,151
Total liabilities and equity	$13,549	$12,729
_______________

(a)	The company's balance sheet at December 31, 2018 is presented under ASC 606 while the company's balance sheet at December 31, 2017 is presented under ASC 605.

Table D
L3 TECHNOLOGIES, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended Dec. 31,
	2018	2017
Operating activities
Net income	$1,026	$693
Less: (income) loss from discontinued operations, net of tax	(205)	76
Income from continuing operations	821	769
Depreciation of property, plant and equipment	182	172
Amortization of intangibles and other assets	59	53
Deferred income tax provision	2	(8)
Stock-based compensation expense	64	53
Contributions to employee savings plans in common stock	115	106
Amortization of pension and postretirement benefit plans net loss and prior service cost	68	59
Loss (gain) on sale of property, plant and equipment	4	(31)
Gain on sale of the Crestview & TCS businesses	(42)	—
Debt retirement charges	69	—
Other non-cash items	6	15
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(195)	(18)
Contract assets	(248)	—
Contracts in process	—	(70)
Inventories	57	(69)
Prepaid expenses and other current assets	(78)	(58)
Accounts payable, trade	158	99
Accrued employment costs	(10)	28
Accrued expenses	60	32
Contract liabilities	119	—
Advance payments and billings in excess of costs incurred	—	13
Income taxes	—	(39)
All other operating activities	(169)	(121)
Net cash from operating activities from continuing operations	1,042	985
Investing activities
Business acquisitions, net of cash acquired	(369)	(316)
Proceeds from the sale of businesses, net of closing date cash balances	535	18
Capital expenditures	(232)	(224)
Dispositions of property, plant and equipment	3	74
Other investing activities	(28)	(5)
Net cash used in investing activities from continuing operations	(91)	(453)
Financing activities
Proceeds from senior debt	1,798	—
Repayment of senior debt	(1,865)	—
Borrowings under revolving credit facility	501	1,328
Repayments of borrowings under revolving credit facility	(501)	(1,328)
Common stock repurchased	(322)	(180)
Dividends paid	(254)	(236)
Proceeds from exercise of stock options	149	46
Proceeds from employee stock purchase plan	33	32
Debt issue costs	(15)	—
Repurchases of common stock to satisfy tax withholding obligations	(31)	(18)
Other financing activities	(13)	(10)
Net cash used in financing activities from continuing operations	(520)	(366)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(15)	20
Cash from (used in) discontinued operations:
Operating activities	(10)	117
Investing activities	(2)	(4)
Cash (used in) from discontinued operations	(12)	113
Net increase in cash and cash equivalents	404	299
Cash and cash equivalents, beginning of the period	662	363
Cash and cash equivalents, end of the period	$1,066	$662

Table E
L3 TECHNOLOGIES, INC.
NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2018	2017	2018	2017
Diluted EPS from continuing operations attributable to L3's common stockholders	$2.83	$3.34	$10.05	$9.46
EPS impact of debt retirement charges (1)	—	—	0.66	—
EPS impact of merger and acquisition related expenses (2)	0.24	—	0.28	—
EPS impact of divestitures (3)	0.03	—	(0.24)	—
Adjusted diluted EPS from continuing operations (4)	$3.10	$3.34	$10.75	$9.46

Net income from continuing operations attributable to L3	$226	$267	$800	$753
Debt retirement charges (1)	—	—	52	—
Merger and acquisition related expenses (2)	19	—	23	—
Loss (gain) on divestiture (3)	2	—	(19)	—
Adjusted net income from continuing operations attributable to L3 (4)	$247	$267	$856	$753
__________________
(1)__Debt retirement charges	$—		$(69)
Tax benefit	—		17
After-tax impact	—		(52)
Diluted weighted average common shares outstanding	—		79.6
Per share impact (5)	$—		$(0.66)

(2)__Merger and acquisition related expenses	$(23)		$(28)
Tax benefit	4		5
After-tax impact	(19)		(23)
Diluted weighted average common shares outstanding	79.7		79.6
Per share impact (5)	$(0.24)		$(0.28)

(3) Gain on sale of the Crestview & TCS businesses	$(2)		$42
Tax expense	—		(23)
After-tax impact	(2)		19
Diluted weighted average common shares outstanding	79.7		79.6
Per share impact (5)	$(0.03)		$0.24

(4)___Adjusted diluted EPS from continuing operations is diluted EPS from continuing operations excluding: (i) debt retirement charges (ii) merger and acquisition related expenses and (iii) divestiture gains. Adjusted net income attributable to L3 is net income attributable to L3 excluding: (i) the debt retirement charges (ii) the merger and acquisition related expenses and (iii) divestiture gains. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We believe that the debt retirement charges, the merger and acquisition related expenses and divestiture gains affect the comparability of the results of operations for 2018 to the results of operations for 2017. We also believe that disclosing net income and diluted EPS excluding the debt retirement charges, the merger and acquisition related expenses and divestiture gains is useful to investors as it allows investors to more easily compare the 2018 results to the 2017 results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

(5)___Amounts may not calculate directly due to rounding.